Exhibit 99.6
ATTACHMENT A
2006 Sybase Performance Based Restricted Stock – Performance Metrics

Component	Growth	Weight	Threshold	Ceiling
Three Year Compounded Annual Growth Rate in Revenue	8.0%	60%	50%	125%

Three Year Average Return on Invested Capital	13.3%	20%	75%	125%

Three Year Compounded Annual Growth Rate in Cash Flow from Operations	10%	20%	50%	125%
Note: Payment is linear

ATTACHMENT B
You have been granted a Stock Appreciation Right (“SAR”) this year. A SAR provides the same economic benefit as a stock option. Additionally, the tax treatment is the same for the SAR and the option.
The essential value of a stock option is the potential appreciation in the value of the underlying stock above the option’s exercise price. This value can also be captured in a SAR, which entitles the holder the right to receive the difference between the exercise price of the SAR and the fair market value of a share of Sybase stock on the date the SAR is exercised.
For example, assume an employee holds a SAR for 1,000 shares with an exercise price of $20. If the SAR is exercised when the fair market value of Sybase stock is $25, the employee receives $5,000 of stock. Accordingly, the employee would receive 200 shares of Sybase stock ($5,000 divided by $25). This is the same number of shares an employee would receive by performing a cashless exercise of a comparable stock option.
The following chart compares the impact of a SAR compared to a stock option exercised (i) with cash or (ii) through a cashless exercise.

	Cashless Exercise	SAR Exercise	Exercise with Cash

Shares granted by Sybase	1,000	200	1,000
Shares sold to cover exercise price	800	None	None
Shares sold to cover withholding (assume 36% rate)	72	72	None
Cash paid by employee to exercise	None	None	$20,000
Cash paid by employee to cover withholding	None	None	$1,800
Net shares received	128	128	1,000
Economic benefit to employee	$3,200 (128 * $25)	$3,200 (128 * $25)	$3,200 ($25,000 - $21,800)
Your SAR will vest 1/8 of the total grant after six months from the beginning vest date and monthly thereafter. The SAR will be settled in shares of Sybase stock.